UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 2, 2004
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer I.D. No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000

Item 5. Other Events and Regulation FD Disclosure.

The following statement was released by Caterpillar Inc. on March 2, 2004. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

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March 2, 2004

FOR IMMEDIATE RELEASE

Caterpillar Chairman and CEO Jim Owens

Confirms Priorities in Analyst Call

PEORIA, Ill. -- Caterpillar Inc. (NYSE: CAT) Chairman and Chief Executive Officer Jim Owens expects to focus the company on three key priorities: profitable growth, performance through 6 Sigma and people. Owens shared these goals during his first conference call with securities analysts and institutional investors today. Owens stressed the company is on track to achieve its goal of $30 billion in sales and revenues by the end of the decade. He added that if global growth can be sustained at 3 percent or above, this target could be achieved closer to 2006. At this sales-and-revenues level, Owens expects the company to deliver a return on sales in excess of 8.8 percent, which was last achieved in the peak year of 1997.

"After completing my first 31 days as Chairman and, more importantly, after 31 years in many different responsibilities at various Caterpillar locations around the world, I am convinced that Caterpillar is on the right path," said Owens. He confirmed that business unit vice presidents have identified the sources of incremental growth as 50 percent from machinery including our logistics business, 40 percent from engines and 10 percent from financial products. He added that as new internal and external investments are considered, the company will focus on achieving a long-term return on equity of at least 20 percent.

Owens also highlighted specific plans to support the company's profitable growth goal:

  Caterpillar intends to become a leading player in China - the largest growth opportunity in the global construction equipment industry - by building on the company's 25-year history, its well-established joint-venture model for excavator production, its strong distribution network and new logistics capabilities in China. The company expects ongoing discussions with wheel loader and power systems producers to pave the way for further expansion.

  The company will strengthen its manufacturing and sales capabilities in India and Russia to better serve these emerging markets and capitalize on the growth opportunities they represent.

  The significant competitive differentiation of ACERT® technology will allow the company to meet environmental requirements for both on- and off-highway applications, while delivering customers superior performance, reliability and durability.

  The company will continue to focus on its Financial Products Division, which doubled its customers, increased contracts by 80 percent and tripled its managed assets in the business from 1997 to 2003.

  Caterpillar Logistics will continue to grow and expand its supply chain solutions business, which today provides services to Caterpillar and nearly 50 leading companies worldwide.

"With our sales and revenue goal more clearly in sight, I have reconstituted our strategic planning committee. We are beginning the process of identifying our goals beyond $30 billion," said Owens.

Owens reiterated that in this growth environment 6 Sigma remains the way Caterpillar manages cost efficiency and quality efforts. "We are driving 6 Sigma into our design and build, manufacturing and assembly and post sale support processes," said

 Owens. "With more than 25,000 people directly engaged in 6 Sigma projects, we are focusing our efforts throughout the value chain, including our dealers and suppliers."

Owens also commented on the importance of people to the company's strategy. "Driving engagement and continuously improving leadership performance are critical elements of our reputation as a world-class company. I believe we have the leadership team in place with a dedicated global workforce to carry out our strategic direction," Owens concluded.

An audio replay of the webcast is available through Caterpillar's Web site at http://www.CAT.com/IRwebcast.

For more than 75 years, Caterpillar Inc. has been building the world's infrastructure and, in partnership with its worldwide dealer network, is driving positive and sustainable change on every continent. With 2003 sales and revenues of $22.76 billion, Caterpillar is a technology leader and the world's leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. More information is available at www.cat.com.

Caterpillar contact:

Kelly Wojda
Corporate Public Affairs
309-675-1307
wojda_kelly_g@cat.com

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.

March 2, 2004	By:	/s/ James B. Buda
James B. Buda
Vice President